FOR IMMEDIATE RELEASE:

Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
ir@overstock.com

OSTK Reports Profitable Q4 & Profitable Year (4 in a Row)
Q4 2015 revenue of $480 million and net income of $110,000
FY 2015 revenue of $1.7 billion and net income of $2.4 million

SALT LAKE CITY - Feb. 9, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter and fiscal year ended December 31, 2015.

Dear Owners,

Interesting times. I made mistakes in our retail business, causing it to make $22 million less contribution (a non-GAAP financial measure) than planned for 2015, but my colleagues rushed to save the day by shaving roughly half of that back with tight expense management, thus keeping both Q4 and 2015 profitable on a GAAP Net Income basis (making it our fourth straight year of GAAP Net Income profitability, sixth out of the last seven years, and 15th of the last 16 quarters). OLabs (our growth and innovation group) contributed what we planned with one exception: though I began 2015 intending to spend $2 million working on blockchain applications for the capital markets, I spent $8 million directly (and perhaps >$12 million in the eyes of the Gods of Economics). Would that it had been $20 million. The result is that our pre-tax net income was $13 million less than planned at the start of 2015. Significantly, in January 2016, we settled the last of our disputes with Wall Street, with the end result being our taking of $20 million and killing a significant expense stream in 2016.

Several times in the past my mistakes put us in a position where my colleagues had to restart growth, and I am confident we can again now while maintaining GAAP profitability (especially given our newly leaned-out expense structure). In addition, two years ago we got involved with Bitcoin to gain familiarity with blockchain technology, anticipating its world-historic disruptive potential. (Youtube my name + Amsterdam to see a May 2014 explanation.) That bet has landed us at the forefront of the cryptorevolution in capital markets being discussed in the financial press. Incidentally, I am exploring a possible synergy between these two wings of our business (retail and our capital markets innovation), but if it does not prove out they will be separated. Given our comfortable cash position, strong cash flow and consistent profitability, I would describe my approach to this as, “brisk but not scrambling.”

Humbly submitted,
Patrick

Key Q4 2015 metrics (comparison to Q4 2014):

•	Revenue: $480.3M vs. $470.4M (2% increase);

•	Gross profit: $83.1M vs. $85.4M (3% decrease);

•	Gross margin: 17.3% vs. 18.2% (85 basis point decrease);

•	Sales and marketing expense: $38.3M vs. $37.1M (3% increase);

•	Contribution (non-GAAP measure): $47.2M vs. $49.3M (4% decrease);

•	G&A/Technology expense: $47.9M vs. $46.6M (3% increase);

•	Pre-tax income (loss): ($2.0M) vs. $2.3M ($4.3M decrease);

•	Provision (benefit) for income taxes: ($1.9M) vs. $1.0M ($2.8M decrease);

•	Net income*: $110,000 vs. $1.4M ($1.2M decrease); and

•	Diluted EPS: $0.00/share vs. $0.06/share ($0.06/share decrease).

Key FY 2015 metrics (comparison to FY 2014):

•	Revenue: $1,658M vs. $1,497M (11% increase);

•	Gross profit: $304.7M vs. $279.1M (9% increase);

•	Gross margin: 18.4% vs. 18.6% (26 basis point decrease);

•	Sales and marketing expense: $124.5M vs. $109.5M (14% increase);

•	Contribution (non-GAAP measure): $186.1M vs. $172.0M (8% increase);

•	G&A/Technology expense: $180.7M vs. $158.0M (14% increase);

•	Pre-tax income: $3.1M vs. $13.2M ($10.1M decrease);

•	Provision for income taxes: $1.9M vs. $4.4M ($2.5M decrease);

•	Net income*: $2.4M vs. $8.9M ($6.4M decrease); and

•	Diluted EPS: $0.10/share vs. $0.36/share ($0.26/share decrease).

*Net income refers to Net income attributable to stockholders of Overstock.com, Inc.

As previously announced, the company will hold a conference call and webcast to discuss its Q4 and fiscal year 2015 financial results Tuesday, February 9, 2016, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 26032980 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Tuesday, February 9, 2016, through 7:30 p.m. ET on Tuesday, February 23, 2016. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Email questions to Mark Harden at ir@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q4 2015 and 2014 was $480.3 million and $470.4 million, respectively, a 2% increase. The growth in revenue was primarily due to a 2% increase in average order size, from $159 to $162. In addition, the percentage of revenue we defer from orders taken but not delivered was less due to the timing of quarter end. These increases were partially offset by increased promotional activities including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions. Total net revenue for the fiscal year 2015 and 2014 was $1,658 million and $1,497 million, respectively, an 11% increase. The growth in revenue was primarily due to an 8% increase in orders, coupled with a 4% increase in average order size, from $169 to $175. In addition, the percentage of revenue we defer from orders taken but not delivered was less due to the timing of quarter end. These increases were partially offset by increased promotional activities including coupons, site sales, and Club O Rewards due to our driving a higher proportion of our sales using such promotions, and by an increase in returns. Although our average order size has increased in recent years, we expect the rate of increase to lessen as our sales mix shift into home and garden products becomes fully realized.

During the second half of 2015, we experienced some slowing of our overall revenue growth which we believe was due in part to changes that Google made in its natural search engine algorithms, to which we are responding. While we worked to adapt to Google’s changes, we increased our emphasis on other marketing channels, such as sponsored search and display ad marketing, which generated revenue growth but with higher associated marketing expenses than natural search.

Our Club O loyalty program is becoming increasingly significant to our revenues and we believe the long-term value of Club O members is significantly higher to us than non-Club O members. We recently enhanced the program by adding a two-tiered structure that includes our current standard Club O paid membership, which is now called Club O Gold, and an introductory membership, called Club O Silver, for customers who agree to receive promotional emails. In 2015, we transitioned a significant number of customers into the Club O Silver program and began to shift coupon offers into Club O rewards. We believe that the shift from coupons to rewards will benefit us in the long-term, but we have experienced some difficulties with the transition, and in the short-term we believe it slowed our revenue growth as customers take time to become accustomed to this change. We are continuing to test and refine our approach in this transition.

Gross profit - Gross profit for Q4 2015 and 2014 was $83.1 million and $85.4 million, respectively, a 3% decrease, representing 17.3% and 18.2% gross margin for those respective periods. The decrease in gross profit was primarily due to decrease in gross margin. The decrease in gross margin was primarily due to increased promotional activities including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions, partially offset by a continued shift in sales mix into higher margin home and garden products. Gross profit for the fiscal year 2015 and 2014 was $304.7 million and $279.1 million, respectively, a 9% increase, representing 18.4% and 18.6% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The decrease in gross margin was primarily due to increased promotional activities including coupons, site sales, and Club O Rewards due to our driving a higher proportion of our sales using such promotions, partially offset by a continued shift in sales mix into higher margin home and garden products.

Sales and marketing expenses - Sales and marketing expenses totaled $38.3 million and $37.1 million for Q4 2015 and 2014, respectively, a 3% increase, and representing 8.0% and 7.9% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in comparison shopping engines, television, commissions for market partners, and staff-related costs, partially offset by decreased spending in commercial production and sponsored search. Sales and marketing expenses totaled $124.5 million and $109.5 million for the fiscal year 2015 and 2014, respectively, a 14% increase, and representing 7.5% and 7.3% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the display ad and brand marketing channels.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q4 2015 and 2014 was $47.2 million and $49.3 million, respectively, a 4% decrease, representing 9.8% and 10.5% contribution margin for those respective periods. Contribution for the fiscal year 2015 and 2014 was $186.1 million and $172.0 million, respectively, an 8% increase, representing 11.2% and 11.5% contribution margin for those respective periods.

Contribution (a non-GAAP financial measure - which we reconcile to "gross profit" in our statement of income) consists of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. We had previously not included Club O Rewards and gift card breakage in our calculation of Contribution, but with significantly increased participation in the Club O Rewards program, including our recently introduced Club O Silver membership tier, the related amounts have increased and we believe they should now be included. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues. Club O Rewards and gift card breakage are included in Other income in our consolidated income statement. Including these amounts in our contribution improves this measure by adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Other income was $1.1 million and $3.6 million for Q4 2015 and the fiscal year 2015, respectively, and consisted of Club O Rewards and gift card breakage, which were offset by other expenses of $1.4 million and $2.3 million for Q4 2015 and the fiscal year 2015, respectively. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended
	December 31,
	2015		2014
Total net revenue	$480,270	100.0%	$470,360	100.0%
Cost of goods sold	397,161	82.7%	384,980	81.8%
Gross profit	83,109	17.3%	85,380	18.2%
Less: Sales and marketing expense	38,347	8.0%	37,098	7.9%
Plus: Club O Rewards and gift card breakage (included in Other income)	2,464	0.5%	1,008	0.2%
Contribution and contribution margin	$47,226	9.8%	$49,290	10.5%

	Year ended
	December 31,
	2015		2014
Total net revenue	$1,657,838	100.0%	$1,497,103	100.0%
Cost of goods sold	1,353,184	81.6%	1,218,044	81.4%
Gross profit	304,654	18.4%	279,059	18.6%
Less: Sales and marketing expense	124,468	7.5%	109,461	7.3%
Plus: Club O Rewards and gift card breakage (included in Other income)	5,911	0.4%	2,439	0.2%
Contribution and contribution margin	$186,097	11.2%	$172,037	11.5%

Technology expenses - Technology expenses totaled $26.3 million and $23.0 million for Q4 2015 and 2014, respectively, a 14% increase, and representing 5.5% and 4.9% of total net revenue for those respective periods. The increase was primarily due to an increase in staff-related costs of $1.5 million and an increase in depreciation of $1.3 million. Technology expenses totaled $98.5 million and $86.3 million for the fiscal year 2015 and 2014, respectively, a 14% increase, and representing 5.9% and 5.8% of total net revenue for those respective periods. The increase was primarily due to an increase in depreciation of $6.1 million and an increase in staff-related costs of $4.9 million.

General and administrative ("G&A") expenses - G&A expenses totaled $21.5 million and $23.5 million for Q4 2015 and 2014, respectively, an 8% decrease, and representing 4.5% and 5.0% of total revenue for those respective periods. The decrease was primarily due to a decrease of $4.0 million in legal costs, partially offset by a $1.6 million increase in staff and travel related costs, and a $668,000 increase in depreciation and amortization (including amortization of intangible assets related to our recent acquisition). G&A expenses totaled $82.2 million and $71.8 million for the fiscal year 2015 and 2014, respectively, a 15% increase, and representing 5.0% and 4.8% of total revenue for those respective periods. The increase was primarily due to an increase of $5.9 million in staff and travel related costs, an increase in management consulting services of $2.9 million, a $1.0 million expense for a contract termination fee, and an increase in depreciation and amortization of $932,000 (including amortization of intangible assets related to our recent acquisition).

In Q3 2015, our majority-owned subsidiary Medici (dba tØ.com) entered into agreements to acquire the assets and business of a financial technology company and three related registered broker-dealers for approximately $30.3 million as part of its initiatives to develop crypto-fintech including proprietary blockchain software. Medici closed on the acquisition of one of the companies in Q3 2015 while the others closed in January 2016. Medici related expenses (including acquisition transaction costs) were $2.8 million in Q4 2015 and $7.7 million for the fiscal year 2015.

We continue to seek opportunities for growth by expanding our sales and distribution footprint, through Medici's crypto-initiatives, and through other means. As a result of these initiatives, we may continue to incur additional COGS, sales and marketing, technology and/or G&A expenses. These expenses may be material, and, coupled with the seasonality of our business, may lead to reduced income as compared to prior periods or to losses in some periods.

Other income, net - Other income, net totaled $1.1 million and $536,000 for Q4 2015 and 2014, respectively. The increase is primarily due to increased Club O Rewards breakage of $1.6 million due to increased participation in the Club O Rewards program, including our recently introduced Club O Silver program, partially offset by costs of $850,000 related to our cryptobond transactions in connection with our blockchain security initiatives. Other income, net totaled $3.6 million and $1.2 million for the fiscal year 2015 and 2014, respectively. The increase is primarily due to increased Club O Rewards breakage of $3.9 million due to increased participation in the Club O Rewards program, partially offset by costs of $850,000 related to our cryptobond transactions.

Net cash provided by operating activities - Net cash provided by operating activities was $54.5 million and $80.8 million for the twelve months ended December 31, 2015 and 2014, respectively. The $26.3 million decrease was primarily due to slower revenue growth and the timing of payments of certain accrued invoices.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($5.0) million and $39.5 million for the twelve months ended December 31, 2015 and 2014, respectively. The $44.5 million decrease was due to a $26.3 million decrease in operating cash flow and an $18.2 million increase in capital expenditures including costs related to the development of our future headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2015	2014
Net cash provided by operating activities	$54,516	$80,834
Expenditures for fixed assets, including internal-use software and website development	(59,513)	(41,346)
Free cash flow	$(4,997)	$39,488
Cash and working capital - We had cash and cash equivalents of $170.3 million and $181.6 million and working capital of ($10.3) million and $15.3 million at December 31, 2015 and December 31, 2014, respectively. The decrease in working capital is primarily due to capital expenditures including the development costs for our future headquarters, Medici's acquisition of companies related to its crypto-initiatives, and our investments in other technology companies.

About Overstock.com
Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Worldstock.com is dedicated to selling artisan-crafted products from around the world whereas Main Street Revolution supports small-scale entrepreneurs in the U.S. by providing them a national customer base. Overstock has additional community-focused initiatives such as a Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co.  Overstock (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock Fair Trade, Worldstock, and OVillage are registered trademarks. O.biz, Club O Dollars, and OGlobal are trademarks of Overstock.com, Inc. The Overstock.com, Club O, and Worldstock Fair Trade logos are also registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the February 9, 2016 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended September 30, 2015 which was filed with the Securities and Exchange Commission on November 9, 2015. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands)

	Unaudited
	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$170,262	$181,641
Restricted cash	430	580
Accounts receivable, net	16,128	18,963
Inventories, net	20,042	26,208
Prepaid inventories, net	1,311	3,214
Deferred tax assets, net	26,305	14,835
Prepaids and other current assets	13,985	12,621
Total current assets	248,463	258,062
Fixed assets, net	93,696	52,071
Precious metals	9,722	10,905
Deferred tax assets, net	37,891	50,331
Intangible assets, net	14,656	235
Goodwill	15,387	2,784
Other long-term assets	9,314	2,477
Total assets	$429,129	$376,865
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$122,705	$112,787
Accrued liabilities	83,387	81,564
Deferred revenue	50,944	48,451
Finance obligations, current	1,059	—
Other current liabilities	676	—
Total current liabilities	258,771	242,802
Long-term debt	9,488	—
Finance obligations, non-current	4,535	—
Other long-term liabilities	6,974	4,843
Total liabilities	279,768	247,645
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,634 and 27,241
Outstanding shares - 25,234 and 24,037	3	2
Additional paid-in capital	370,047	366,252
Accumulated deficit	(166,420)	(153,864)
Accumulated other comprehensive loss	(1,430)	(621)
Treasury stock:
Shares at cost - 2,400 and 3,204	(51,747)	(82,531)
Equity attributable to stockholders of Overstock.com, Inc.	150,453	129,238
Equity attributable to noncontrolling interests	(1,092)	(18)
Total equity	149,361	129,220
Total liabilities and stockholders’ equity	$429,129	$376,865

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended December 31,
	Unaudited	Unaudited
	2015	2014
Revenue, net
Direct	$33,599	$42,606
Partner	446,671	427,754
Total net revenue	480,270	470,360
Cost of goods sold
Direct	32,326	37,298
Partner	364,835	347,682
Total cost of goods sold	397,161	384,980
Gross profit	83,109	85,380
Operating expenses:
Sales and marketing	38,347	37,098
Technology	26,303	23,047
General and administrative	21,548	23,527
Total operating expenses	86,198	83,672
Operating income (loss)	(3,089)	1,708
Interest income	37	38
Interest expense	(66)	(9)
Other income, net	1,102	536
Income (loss) before income taxes	(2,016)	2,273
Provision (benefit) for income taxes	(1,879)	968
Consolidated net income (loss)	$(137)	$1,305
Less: Net loss attributable to noncontrolling interests	(247)	(53)
Net income attributable to stockholders of Overstock.com, Inc.	$110	$1,358
Net income per common share—basic:
Net income attributable to common shares—basic	$0.00	$0.06
Weighted average common shares outstanding—basic	25,234	24,031
Net income per common share—diluted:
Net income attributable to common shares—diluted	$0.00	$0.06
Weighted average common shares outstanding—diluted	25,266	24,399

Overstock.com, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Year ended December 31,
	Unaudited
	2015	2014
Revenue, net
Direct	$137,783	$147,460
Partner	1,520,055	1,349,643
Total net revenue	1,657,838	1,497,103
Cost of goods sold
Direct	128,077	129,253
Partner	1,225,107	1,088,791
Total cost of goods sold	1,353,184	1,218,044
Gross profit	304,654	279,059
Operating expenses:
Sales and marketing	124,468	109,461
Technology	98,533	86,258
General and administrative	82,187	71,777
Restructuring	—	(360)
Total operating expenses	305,188	267,136
Operating income (loss)	(534)	11,923
Interest income	155	152
Interest expense	(140)	(39)
Other income, net	3,634	1,169
Income before income taxes	3,115	13,205
Provision for income taxes	1,895	4,404
Consolidated net income	$1,220	$8,801
Less: Net loss attributable to noncontrolling interests	(1,226)	(53)
Net income attributable to stockholders of Overstock.com, Inc.	$2,446	$8,854
Net income per common share—basic:
Net income attributable to common shares—basic	$0.10	$0.37
Weighted average common shares outstanding—basic	24,612	23,999
Net income per common share—diluted:
Net income attributable to common shares—diluted	$0.10	$0.36
Weighted average common shares outstanding—diluted	24,703	24,317

Overstock.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	Unaudited
	2015	2014
Cash flows from operating activities:
Consolidated net income	$1,220	$8,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,097	18,064
Stock-based compensation to employees and directors	3,526	4,035
Deferred income taxes	1,483	3,741
Amortization of debt issuance costs	21	—
Loss on investment in precious metals	1,183	1,269
Loss on investment in cryptocurrency	152	8
Restructuring reversals	—	(360)
Ineffective portion of loss on cash flow hedge	124	—
Early termination costs of short-term loan	850	—
Other	9	(16)
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	—	1,000
Accounts receivable, net	3,463	(2,916)
Inventories, net	6,166	835
Prepaid inventories, net	1,903	(1,410)
Prepaids and other current assets	(1,338)	(1,455)
Other long-term assets, net	66	26
Accounts payable	10,482	21,652
Accrued liabilities	(4,153)	15,607
Deferred revenue	2,493	11,130
Other long-term liabilities	1,769	823
Net cash provided by operating activities	54,516	80,834
Cash flows from investing activities:
Purchases of marketable securities	(14)	(23)
Sales of marketable securities	35	77
Purchases of intangible assets	(225)	(135)
Investment in precious metals	—	(2,496)
Investment in cryptocurrency	—	(300)
Equity method investment	(152)	(250)
Disbursements for note receivable	(5,000)	—
Cost method investments	(7,000)	—
Acquisitions of businesses, net of cash acquired	(10,601)	—
Expenditures for fixed assets, including internal-use software and website development	(59,513)	(41,346)
Proceeds from sale of fixed assets	39	43
Net cash used in investing activities	(82,431)	(44,430)
Cash flows from financing activities:
Payments on capital lease obligations	(362)	(325)
Paydown on direct financing arrangement	(309)	(282)
Payments on finance obligations	(104)	—
Payments on interest swap	(57)	—
Proceeds from finance obligations	5,698	—
Proceeds from short-term debt	5,500	—
Payments on short-term debt	(750)	—
Proceeds from long-term debt	9,488	—
Change in restricted cash	150	—
Proceeds from exercise of stock options	270	511
Purchase of treasury stock	(2,367)	(2,301)
Payment of debt issuance costs	(621)	(1,031)
Net cash provided by (used in) financing activities	16,536	(3,428)
Net (decrease) increase in cash and cash equivalents	(11,379)	32,976
Cash and cash equivalents, beginning of period	181,641	148,665
Cash and cash equivalents, end of period	$170,262	$181,641